September 3, 2015

TO:	All Stockholders (Addressed Individually)
SUBJECT:	Report from the President

At the Bank

A Stable Partner

On August 20, the Federal Home Loan Bank of New York announced our second quarter dividend. From our earnings in each of the first two quarters of 2015, we have declared dividends of 4.10 percent, and we have returned $109.3 million to our membership. Our quarterly dividend is just one of the many ways we distribute the value of membership in our cooperative, but we take pride in our ability to consistently deliver a dividend that is fair. This consistency is reflective of the stability of our franchise and the reliability we provide to our members.

Our stability is also reflective of a stable Federal Home Loan Bank System. In the second quarter of 2015, the System earned net income of $678 million, a 32 percent increase from the second quarter of 2014. Through the first six months of 2015, the System has earned $1.69 billion, an increase of 58 percent over 2014. Granted, higher gains on litigation settlements have driven performance at several Federal Home Loan Banks, but the System still continues to perform well. The second quarter marked the first quarter in which the System reported as 11 Federal Home Loan Banks, as the merger between the Federal Home Loan Banks of Des Moines and Seattle was completed on May 31. All 11 Federal Home Loan Banks were profitable in the second quarter and, most importantly, all grew advances during the period, resulting in a nine-percent increase in Systemwide advances during the quarter, to $592.4 billion.

During the second quarter, ours was the second-largest cooperative in the System in terms of both advances and total assets. And due to our Advances Bank model, our advances-to-assets ratio once again led the System. Advances are indeed our focus. The daily availability of funding for our members is the true value of our franchise, and it positions us to be the reliable partner our 325 members deserve.

On September 11, I will have the privilege of speaking at the NJBankers Senior Management Conference. I look forward to seeing some of you there, and all of us at the Federal Home Loan Bank of New York look forward to continuing to build on this partnership to better serve the communities in which we all operate.

I wish you all the best this holiday weekend, and a strong finish to the year.

Sincerely,

José R. González
President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations of these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.